Exhibit 99.1

Corporate Contact:
Shaul Menachem
Chief Executive Officer
Limco-Piedmont Inc.
918-445-4300

LIMCO-PIEDMONT INC. REPORTS RESULTS FOR THIRD QUARTER 2007

Third Quarter Highlights:

•	Revenues reach $16.6 million in third quarter of 2007 compared to $14.5 million in third quarter of 2006

•	Net income of $1.4 million for third quarter of 2007

•	Net income of $4.4 million for nine months ended September 30, 2007

•	Non-GAAP net income of $1.8 million for third quarter of 2007

•	Non-GAAP net income of $5.2 million for nine months ended September 30, 2007

•	Cash and short-term investments of $34.2 million at September 30, 2007

Tulsa, Oklahoma, November 12, 2007 -- Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the third quarter of 2007 reached $16.6 million, a 15.0% increase from $14.5 million reported in the third quarter of 2006. Revenues for the nine months ended September 30, 2007 reach $54.9 million, a 36.0% increase from the $40.4 million reported in the 2006 nine month period.

Revenues from our two principal lines of business for the three and nine month periods ended September 30, 2007 and 2006 were as follows:

	Three months ended September 30,				Nine months ended September 30,
	2007		2006		2007		2006
	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(in thousands)
Revenues:
MRO Services	$12,831	77.1%	$11,068	76.4%	$37,877	69.0%	$32,510	80.5%
Parts services	3,813	22.9%	3,409	23.6%	17,022	31.0%	7,870	19.5%
Total revenues	$16,644	100.0%	$14,477	100.0%	$54,899	100.0%	$40,380	100.0%

Operating income for the third quarter of 2007 decreased by $135,000 to $1.9 million from $2.0 million in the third quarter of 2006 primarily as a result of increased general and administrative expenses and higher MRO operating expenses. Included in general and administrative expenses in the third quarter was a one-time bonus payment of $330,000 related to the success of the company’s initial public offering and $170,000 of share based compensation expense.

GAAP net income for the third quarter of 2007 was $1.4 million, or $0.12 per basic and diluted share compared with $1.2 million or $0.13 per basic and diluted share in the 2006 second quarter. The per share data for the third quarter of 2007 reflects the Company’s issuance of 4,025,000 shares of common stock in its initial public offering that closed on July 23, 2007.

Non-GAAP net income for the third quarter of 2007 was $1.8 million, or $0.15 per basic and diluted share compared with $1.4 million or $0.16 per basic and diluted share in the 2006 third quarter. The per share data for the third quarter of 2007 reflects the Company’s issuance of 4,025,000 shares of common stock in its initial public offering that closed on July 23, 2007.

At September 30, 2007, the Company had $3.3 million of cash and $30.9 million of short term investments consisting of auction rate tax exempt securities. Utilizing a portion of the proceeds of its initial public offering, the company repaid $8 million of debt and as of September 30, 2007 the company’s total liabilities were $9.3 million compared to $20.9 million at December 31, 2006.

GAAP net income for the nine months ended September 30, 2007 was $4.4 million or $0.46 per basic and diluted share compared to GAAP net income of $3.0 million or $0.34 per basic and diluted share in the nine months ended September 30, 2006.

Non-GAAP net income for the nine months ended September 30, 2007 was $5.2 million or $0.54 per basic and diluted share compared to non-GAAP net income of $3.5 million or $0.39 per basic and diluted share in the nine months ended September 30, 2006.

Shaul Menachem, Chief Executive Officer, commented: “We believe that the slowing of our growth rate in the third quarter reflects a slowing of airline maintenance requirements, including parts purchases, during the peak air travel summer months. We have begun to see an increase in this work in recent weeks. During the third quarter we continued to expand the scope of our MRO services, which is an integral part of our growth strategy, and look to continued growth in this segment. As previously announced, we have received two orders within the last two months from the U.S. Air Force. These two orders, totaling $8 million, have expanded the scope of our military MRO services and solidify our position as a leading manufacturer and MRO service provider of heat transfer equipment to the military.

We expect that our MRO services segment will continue to grow in the fourth quarter and that we will report a double digit increase in revenues in the quarter on a year over year basis. We are unable to provide guidance for our parts services segment in the fourth quarter as backlog is not a material factor in this business segment and orders are filled and shipped within a few days of receipt.”

Use of Non-GAAP Financial Information

In addition to financial results presented on a GAAP basis, the company has provided non-GAAP measures of operating income, net income and earnings per share. For purposes of this release, non-GAAP operating expenses, net income and earnings per share exclude share based compensation expense under SFAS 123R, an IPO related bonus, phantom option compensation, amortization of acquired intangible assets, acquisition related inventory adjustments, and income tax benefits. The company believes that presentation of non- GAAP financial measures may provide investors with additional meaningful and relevant financial information. Management believes the non-GAAP measures help indicate trends in the company's business, and management uses the non-GAAP measures to plan and forecast future periods. Non-GAAP information should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP measures. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are provided in the schedules attached to this release.

About Limco-Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

- TABLES FOLLOW -

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash	$3,306	$4,309
Short term held to maturity marketable securities	30,929	---
Accounts receivable (net of allowance for doubtful accounts of $103 and $245 at September 30, 2007 and December 31, 2006, respectively)	10,452	8,188
Other accounts receivable and prepaid expenses	714	727
Inventories	16,380	14,611

Total current assets	61,781	27,835

Property, plant and equipment, net	3,860	2,920
Intangible assets, net	1,828	2,183
Goodwill	4,780	4,780
Other long-term assets		294
Total assets	$72,249	$38,012

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current maturities of long-term debt	$--	$4,000
Accounts payables	5,373	6,525
Parent company payables	1,903	3,122
Other accounts payable and accrued expenses	1,662	2,838
Total current liabilities	8,938	16,485

Long-Term Liabilities:
Long-term debt, related party	--	4,000
Deferred income taxes	436	436

Total long-term liabilities	436	4,436
Total liabilities	9,374	20,921

Commitments and contingencies

Shareholders' Equity:
Common stock, $0.01 par value; 25,000 shares authorized, 13,205 shares issued and outstanding	132	90
Additional paid-in capital	48,783	7,446
Retained earnings	13,960	9,555
Total shareholders' equity	62,875	17,091
Total liabilities and shareholders' equity	$72,249	$38,012

LIMCO-PIEDMONT INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Quarter Ended September 30,
	2007	2007	2006	2006
	(GAAP)	(Non GAAP)	(GAAP)	(Non GAAP)
Revenue
MRO services	$12,831	$12,831	$11,068	$11,068
Parts services	3,813	3,813	3,409	3,409
Total revenue	16,644	16,644	14,477	14,477

Cost and operating expenses
MRO services	9,342	9,342	7,891	7,891
Parts services	3,083	3,083	2,777	2,777
Selling and marketing	673	673	564	564
General and administrative	1,552	1,052	1,120	910
Amortization of intangibles	119	-	115	-
Operating income	1,875	2,494	2,010	2,335

Other income (expense)
Interest income	271	271	245	245
Interest expense	(178)	(178)	(372)	(372)
Total other income (expense)	93	93	(127)	(127)

Income before taxes	1,968	2,587	1,883	2,208
Provision for income taxes	538	761	696	813
Net income	$1,430	$1,817	$1,187	$1,395

Net income per share:
Basic	$0.12	$0.15	$0.13	$0.16
Diluted	$0.12	$0.15	$0.13	$0.16

Weighted average number of common shares outstanding:
Basic	12,406	12,406	9,000	9,000
Diluted	12,437	12,437	9,000	9,000

LIMCO-PIEDMONT INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share data)

	For the Nine Months Ended September 30,
	2007	2007	2006	2006
	(GAAP)	(Non GAAP)	(GAAP)	(Non GAAP)
Revenue
MRO services	$37,877	$37,877	$32,510	$32,510
Parts services	17,022	17,022	7,870	7,870
Total revenue	54,899	54,899	40,380	40,380

Cost and operating expenses
MRO services	26,219	26,219	24,027	24,027
Parts services	13,897	13,897	6,140	6,140
Selling and marketing	1,975	1,975	1,657	1,657
General and administrative	5,391	4,516	2,995	2,785
Amortization of intangibles	355	-	342	-
Operating income	7,062	8,292	5,219	5,771

Other income (expense)
Interest income	542	542	444	444
Interest expense	(719)	(719)	(856)	(856)
Total other income (expense)	(177)	(177)	(412)	(412)

Income before taxes	6,855	8,115	4,807	5,359
Provision for income taxes	2,480	2,934	1,781	1,980
Net income	$4,405	$5,181	$3,026	$3,379

Net income per share:
Basic	$0.46	$0.54	$0.34	$0.38
Diluted	$0.46	$0.54	$0.34	$0.38

Weighted average number of common shares outstanding:
Basic	9,673	9,673	9,000	9,000
Diluted	9,678	9,678	9,000	9,000

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

RECONCILIATION OF REPORTED GAAP RESULTS TO NON-GAAP NET INCOME (Unaudited)
(in thousands, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

GAAP net income	$1,430	$1,187	$4,405	$3,026
Non-GAAP adjustments:
Share based compensation	170	-	170	-
IPO related bonus	330	-	380	-
Amortization of acquired intangible assets	119	115	355	342
Phantom stock option compensation	-	210	325	210
Related Income tax benefits	(232)	(117)	(454)	(199)
Total non-GAAP adjustments	387	208	776	353
Non-GAAP net income	$1,817	$1,395	$5,181	$3,379

Net income per common share:
Basic
GAAP net income	$0.12	$0.13	$0.46	$0.34
Non-GAAP adjustments, net of tax	0.03	0.03	0.08	0.04
	$0.15	$0.16	$0.54	$0.38
Net income per common share:
Diluted
GAAP net income	$0.12	$0.13	$0.46	$0.34
Non-GAAP adjustments, net of tax	0.03	0.03	0.08	0.04
	$0.15	$0.16	$0.54	$0.38

Weighted average number of common shares outstanding:
Basic	12,406	9,000	9,673	9,000
Diluted	12,437	9,000	9,678	9,000